Exhibit (h)(v)

ADDENDUM TO

[BROKER –DEALER/BANK] SELLING AGREEMENT

This Addendum to [Broker –Dealer/Bank] Selling Agreement is entered into between BNY Mellon Securities Corporation (“Distributor”) and [name of selling firm] (“Dealer”) as of the [ ] day of _____________, 2021 (the “Addendum”) and amends that certain [Broker-Dealer/Bank] Selling Agreement between the Distributor and Dealer dated as of [_________________], as otherwise amended from time to time (the “Dealer Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Dealer Agreement.

WHEREAS, in addition to the open-end registered investment companies covered by the Dealer Agreement, Distributor and Dealer desire that Dealer also offer the classes of shares (the “Shares”) of BNY Mellon Alcentra Opportunistic Global Credit Income Fund (the “Credit Income Fund”), a continuously offered, non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and for which the Distributor serves as distributor.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Distributor and Dealer hereby agree as follows:

1.       Addition of Fund to Dealer Agreement. The Credit Income Fund is hereby added to and shall be treated for all purposes as a “Fund” under the Dealer Agreement, subject to the terms and conditions specified herein and in the Dealer Agreement. Upon execution by the parties, this Addendum shall become a part of the Dealer Agreement, and the Dealer Agreement, as it may be further amended, is hereby incorporated by reference into this Addendum. To the extent that there is a conflict between the Dealer Agreement and this Addendum, this Addendum shall control for all purposes.

2.       Selling Obligations. Dealer will use its reasonable best efforts to sell Shares as it, in its sole discretion, determines, and will not be required to sell any specified or minimum number of Shares. Any sales charge applicable to the sale of Shares by the Dealer shall be as specified in the Prospectus. The rate of any sales charge with respect to the Shares is subject to change by Distributor, and sales charges payable to Distributor or Dealer, as appropriate, are subject to waivers and reductions under certain circumstances as described in the Prospectus.

3.       Suitability. To the extent Dealer recommends the Shares to its customers, Dealer agrees that it is Dealer’s responsibility to fulfill its obligations under applicable FINRA rules and to determine the suitability of the Shares as investments for its customers, and that Distributor has no responsibility for such determination. Dealer acknowledges that the Fund is an "interval fund," a type of fund that, in order to provide liquidity to holders of its Shares, conducts quarterly repurchase offers for between 5% and 25% of its then outstanding Shares at net asset value per share, and that quarterly repurchase offers will be made subject to the terms summarized in the Prospectus and provided in the repurchase offer materials. Dealer expressly acknowledges and understands that Shares generally will not be repurchased by the Fund other than through quarterly repurchase offers and that no secondary market for the Shares exists currently or is expected to develop.

4.       Limits on Compensation. In accordance with the applicable FINRA rules, the parties understand and agree that, pursuant to limitations imposed by FINRA, no payments will be made to Dealer under the Dealer Agreement to the extent payments made to Dealer and any other FINRA member for providing member services, exceed applicable FINRA limitations on sales charges, asset-based sales charges and service fees. Dealer agrees to disclose its compensation under the Dealer Agreement, together with any other compensation it receives in connection with an investment in the Fund, to its clients if required by applicable law.

5.       Incorporation of Dealer Agreement. Except as otherwise provided herein, all terms, conditions, obligations, representations, warranties and covenants applicable to or made by Distributor or Dealer under the Dealer Agreement with respect to a fund or its shares, or the party’s activities with respect thereto, shall apply with equal force to the Credit Income and the Shares (to the extent applicable).

6.       THIS ADDENDUM AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS. TIME SHALL BE OF THE ESSENCE OF THIS ADDENDUM. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

7.       This Addendum, together with the Dealer Agreement, shall be binding upon both parties hereto when executed by both parties and supersedes any prior agreement or understanding between Distributor and Dealer with respect to the sale of Shares of the Credit Income Fund.

8.       This Addendum may be executed in multiple counterparts, each of which together shall constitute one and the same instrument.

<SIGNATURE PAGE FOLLOWS>

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date first above written.

BNY MELLON SECURITIES CORPROATION

By:

Name:

Title:

CONFIRMED AND ACCEPTED,

as of the date first above written:

[Name of Dealer]

By:

Name:

Title:

[Signature Page—Addendum to [Broker-Dealer/Bank] Selling Agreement]

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